Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-8 No. 333-223068 and 333-229184), pertaining to the Evolus, Inc. 2017 Omnibus Incentive Plan of Evolus, Inc. of our report dated February 25, 2020, with respect to the financial statements of Evolus, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Irvine, California
February 25, 2020